Exhibit 99.05

Unaudited Proforma Balance Sheet
As of March 31, 2013

	Havana Furnishings, Inc.	Nuzee Co., Ltd.
	January 31,	March 31,	Adjustments	Proforma
	2013	2013
Assets

Current assets
Cash	2,757	410,262		413,019
Accounts receivable, net	-	502		502
Related Party Receivable	-	139,661	-	139,661
Inventory, net	-	8,417		8,417
Prepaid expenses and deposits	-	19,859		19,859
Total current assets	2,757	578,701		581,458

Equipment, net	-	2,289		2,289
Total assets	2,757	580,990		583,747

Liabilities and Stockholders' Deficit

Current liabilities
Accounts payable	2,700	24,041		26,741
Other liabilities, including advances from affiliates	22,015	540,000	-	562,015
Other current liabilities	-	-		-
Total current liabilities	24,715	564,041		588,756
Note payable - related party	-	-		-
Total liabilities	24,715	564,041		588,756

Commitments

Stockholders' deficit
Common stock	62	-		62
Additional paid-in capital	47,938	747,407	(69,958)	725,387
Retained earnings (Accumulated deficit)	(69,958)	(730,458)	69,958	(730,458)
Total stockholders' equity (deficit)	(21,958)	16,949		(5,009)
Total liabilities and stockholders' deficit	2,757	580,990		583,747

Unaudited Proforma Income Statement
For the year ending September 30, 2012

	Havana Furnishings, Inc.	Nuzee Co., Ltd.	Adjustment	Proforma
	July 31, 2012	September 30, 2012

Revenues	-	-	-	-
Cost of revenues	-	89,552	-	89,552
Gross profit	-	(89,552)	-	(89,552)
Operating expenses	28,009	195,506	-	223,515
Loss from operations	(28,009)	(285,058)	-	(313,067)
Interest expense, net	-	-	-	-
Other Income	-	-	-	-
Net loss	(28,009)	(285,058)	-	(313,067)

Unaudited Proforma Income Statement
For the six months ending March 31, 2013

	Havana Furnishings, Inc.	Nuzee Co., Ltd.
	Six months ending	Six months ending	Adjustment	Proforma
	January 31, 2013	March 31, 2013

Revenues	-	57,211	-	57,211
Cost of revenues	-	33,063	-	33,063
Gross profit	-	24,148	-	24,148
Operating expenses	33,949	427,338	-	461,287
Loss from operations	(33,949)	(403,190)	-	(437,139)
Interest expense, net	-	-	-	-
Other Income	-	(42,210)	-	(42,210)
Net loss	(33,949)	(445,400)	-	(479,349)